                                   FORM 8-K/A



                                 AMENDMENT NO. 1

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  June 20, 1997
                             ----------------------

                          MIDDLE BAY OIL COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                                FILE NO. 0-21702
                           (Commission File Number)

                ALABAMA                          63-1081013
        (State or other jurisdiction           (I.R.S. Employer
      of incorporation or organization)      Identification No.)

          115 SOUTH DEARBORN STREET, MOBILE, AL  36602
                    (Address of principal executive offices)

                                 (334) 432-7540
              (Registrant's telephone number, including area code)



                                       N/A
 -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)






This Form 8-K/A amends the Current Report on Form 8-K of Middle Bay Oil Company, Inc. (the "Registrant") filed with the Securities and Exchange Commission on June 20, 1997 to provide financial statements and financial information with respect to the merged corporation.

ITEM 7- FINANCIAL STATEMENTS, PRO-FORMA FINANCIAL INFORMATION
          AND EXHIBITS

 (a)  Financial Statements of Business Acquired
        Annual Financial Statements:
          Report of Independent Auditors
          Audited Consolidated Balance Sheets as of December 31, 1995 and 1996 Audited Consolidated Statements of Operations for the Years
            Ended December 31, 1995 and 1996
          Audited Consolidated Statements of Changes in Stockholders
            Equity for the Years Ended December 31, 1995 and 1996
          Audited Consolidated Statements of Cash Flows for the Years
            Ended December 31, 1995 and 1996
          Notes to Audited Consolidated Financial Statements
        Interim Financial Statements (unaudited):
          Consolidated Balance Sheet as of June 30, 1997
          Consolidated Statements of Operations for the six months
             and three months ended June 30, 1996 and 1997
          Consolidated Statements of Cash Flows for the six months
             ended June 30, 1996 and 1997
          Notes to Consolidated Financial Statements

(b)  Unaudited Pro Forma Financial Information
        Pro Forma Combined Statement of Operations for the
           Year Ended December 31, 1996
         Pro Forma Combined Statement of Operations for the
           Six Months Ended June 30, 1997
         Notes to Pro Forma Combined Financial Statements

(c)  Exhibits

     23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors

     23.2  Consent of De Golyer and MacNaughton, Independent Petroleum
           Engineers

     23.3  Consent of Ryder Scott Company, Independent Petroleum Engineers

[KPMG LOGO]




                              SHORE OIL COMPANY
                               AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

                         (WITH INDEPENDENT AUDITOR'S
                               REPORT THEREON)

                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                         Independent Auditors' Report


The Board of Directors
Shore Oil Company:

We have audited the accompanying consolidated balance sheets of Shore Oil Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shore Oil Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                           KPMG PEAT WARWICK LLP



Houston, Texas
April 18, 1997
(except as to note 12,
which is as of August 26, 1997)

                       SHORE OIL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1996 and 1995


                                        Assets                                     1996           1995
                                                                               -----------    ----------
Current assets:
     Cash and cash equivalents                                                 $ 1,272,047       751,438
     Accounts receivable:
       Trade                                                                       921,341       672,189
       Other                                                                       286,426       221,353
     Production imbalances                                                         102,433        27,840
     Income taxes receivable                                                        75,000       100,000
     Prepaid expenses and other                                                    178,038         9,182
                                                                               -----------    ----------
                Total current assets                                             2,835,285     1,782,002
                                                                               -----------    ----------

Property and equipment:
     Oil and gas properties, full cost method                                    9,012,341     8,269,138
     Other property and equipment                                                   38,576        32,906
     Less accumulated depreciation, depletion and amortization                  (4,895,226)   (3,902,269)
                                                                               -----------    ----------

                Net property and equipment                                       4,155,691     4,399,775

Investment in Strand SE Share Partners, Ltd.                                       174,141             -
Deferred financing costs, net of accumulated
     amortization of $33,983 and $13,729 at December 31, 1996 and 1995              25,318        45,573
Other assets                                                                        78,561       192,033
                                                                               -----------    ----------
                                                                               $ 7,268,996     6,419,383
                                                                               ===========    ==========


                Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable and accrued expenses                                       1,008,970     1,078,777
     Current installments of long-term debt                                              -       840,000
                                                                               -----------    ----------

                Total current liabilities                                        1,008,970     1,918,777

Notes payable, stockholders                                                      2,333,303     2,333,303

Long-term debt, excluding current installments                                   2,105,000     2,000,000
Deferred taxes                                                                     438,410             -
                                                                               -----------    ----------
                Total liabilities                                                5,885,683     6,252,080
                                                                               -----------    ----------

Stockholders' equity:
     Common stock, $1 par value. Authorized 100,000 shares;
       8,172 shares issued and outstanding at December 31, 1996,
       8,472 shares issued and outstanding at December 31, 1995                      8,172         8,472
     Preferred stock, $.01 par value. Authorized 5,100,000 shares;
       5,075,556 shares issued and outstanding at December 31,
       1996 and 1995                                                                50,756        50,756
     Additional paid-in capital                                                  9,172,362     9,222,062
     Accumulated deficit                                                        (7,847,977)   (9,113,987)
                                                                               -----------    ----------

                Total stockholders' equity                                       1,383,313       167,303

Commitments and contingencies
                                                                               -----------    ----------
                                                                               $ 7,268,996     6,419,383
                                                                               ===========    ==========

See accompanying notes to consolidated financial statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 1996 and 1995



                                                        1996            1995
                                                    -----------      ----------
Revenues:
     Oil and gas sales                              $ 4,956,067       3,066,692
     Lease bonus and delay rental income                666,237         525,409
                                                    -----------      ----------
              Total revenues                          5,622,304       3,592,101
                                                    -----------      ----------

Costs and expenses:
     Production costs                                 1,686,060       1,313,765
     General and administrative                         641,560         671,342
     Depreciation, depletion and amortization         1,018,024         811,395
                                                    -----------      ----------
              Total costs and expenses                3,345,644       2,796,502
                                                    -----------      ----------

Other income (expense):
     Interest expense                                  (345,477)       (343,478)
     Other income                                       156,544         184,238
                                                    -----------      ----------

              Total other income (expense)             (188,933)       (159,240)
                                                    -----------      ----------
              Income before taxes                     2,087,727         636,359


Income tax expense:
     Current                                            383,307         142,802
     Deferred                                           438,410              --
                                                    -----------      ----------
                                                        821,717         142,802
                                                    -----------      ----------
              Net income                            $ 1,266,010         493,557
                                                    ===========      ==========


See accompanying notes to consolidated financial statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     years ended december 31, 1996 and 1995



                                                                            Additional                      Total
                                  Common stock         Preferred stock        paid-in     Accumulated     stockholders'
                                Shares    Amount      Shares     Amount      capital        deficit        equity
                                ------    -------    ---------   -------   -----------    -----------    -----------
Balances at December 31, 1994    8,750    $ 8,750    4,568,000   $45,680   $ 8,995,528    $(9,607,544)   $  (557,586)

Issuance of common stock           972        972           --        --            --             --            972

Exchange of stockholder debt
   and common stock             (1,250)    (1,250)          --        --       226,534             --        225,284

Issuance of preferred stock         --         --      507,556     5,076            --             --          5,076

Net income                          --         --           --        --            --        493,557        493,557
                                ------    -------    ---------   -------   -----------    -----------    -----------

Balances at December 31, 1995    8,472      8,472    5,075,556    50,756     9,222,062     (9,113,987)       167,303

Redemption of common stock        (300)      (300)          --        --       (49,700)            --        (50,000)

Net income                          --         --           --        --            --      1,266,010      1,266,010
                                ------    -------    ---------   -------   -----------    -----------    -----------

Balances at December 31, 1996    8,172    $ 8,172    5,075,556   $50,756   $ 9,172,362    $(7,847,977)   $ 1,383,313
                                ======    =======    =========   =======   ===========    ===========    ===========



See accompanying notes to consolidated financial statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1996 and 1995


                                                                                  1996          1995
                                                                              -----------    ----------
Cash flows from operating activities:
     Net income                                                               $ 1,266,010       493,557
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation, depletion and amortization                               1,018,024       811,395
         Provision for deferred income taxes                                      438,410            --
         Change in assets and liabilities:
          Increase in accounts receivable                                        (314,225)     (615,214)
          Increase in production imbalances receivable                            (74,593)      (87,840)
          Decrease (increase) in income taxes receivable                           25,000      (216,056)
          (Increase) decrease in prepaid expenses and other                      (168,856)       47,831
          Decrease (increase) in other assets                                     113,472      (163,620)
          (Decrease) increase in accounts payable and accrued expenses            (69,807)      616,520
          Decrease in income taxes payable                                             --      (113,807)
          Other                                                                        --        17,388
                                                                              -----------    ----------

                 Net cash provided by operating activities                      2,233,435       790,154
                                                                              -----------    ----------

Cash flows from investing activities:
     Additions to oil and gas properties                                         (994,414)   (3,703,922)
     Additions to other property and equipment                                     (5,670)           --
     Investment in Strand SE Share Partners Ltd.                                 (174,141)           --
     Proceeds from sale of oil and gas properties                                 246,399         7,478
                                                                              -----------    ----------

                 Net cash used in investing activities                           (927,826)   (3,696,444)
                                                                              -----------    ----------

Cash flows from financing activities:
     Payments on notes payable, stockholders                                           --      (260,000)
     Payments on long-term debt                                                  (735,000)     (660,000)
     Proceeds from long-term debt                                                      --     3,500,000
     Stock repurchase                                                             (50,000)           --
     Payments for deferred financing costs                                             --       (59,302)
                                                                              -----------    ----------

                 Net cash (used in) provided by financing activities             (785,000)    2,520,698
                                                                              -----------    ----------

                 Net increase (decrease) in cash and cash equivalents             520,609      (385,592)

Cash and cash equivalents at beginning of year                                    751,438     1,137,030
                                                                              -----------    ----------

Cash and cash equivalents at end of year                                      $ 1,272,047       751,438
                                                                              ===========    ==========

Supplemental information on noncash investing and financing activities (see note 3)

See accompanying notes to consolidated financial statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1995


(1)   ORGANIZATION AND BASIS OF PRESENTATION

      ORGANIZATION

      Shore Oil Company (the Company or Shore) is an independent energy company engaged in the exploration for and acquisition, development and production of oil and gas. The Company's principal areas of activity include Louisiana, Texas, Alabama and Mississippi.

      Effective July 10, 1990, Monticello Acquisition Corp. (MAC) entered into a merger agreement (the Merger) with Monticello Energy, Inc., Paramount Petroleum Co., Inc. (Paramount Petroleum) and the stockholders of Paramount Petroleum to acquire substantially all of the assets and operations of the corporations and the investment of the Managing Venturer (as defined) status, owned by the stockholders of Paramount Petroleum in a joint venture known as Paramount Petroleum Co., Joint Venture II. Upon the closing of the Merger and effective December 10, 1990, MAC changed its name to Paramount Petroleum Co., Inc. (the surviving company). Pursuant to a management reorganization and sale of assets effective February 1, 1992, Paramount Petroleum Co., Inc. changed its name to Shore Oil Company.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      OIL AND GAS PROPERTIES

      The Company uses the full-cost method of accounting for exploration and development activities. Under this method of accounting, the costs for unsuccessful as well as successful exploration and development activities are capitalized as property and equipment. The cost of oil and gas properties plus estimated future development costs are amortized using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by independent petroleum engineers.

      Dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with gains or losses recognized only when such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reserves. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the estimated after-tax present value of future net cash flows of proved oil and gas reserves plus the lower of cost or estimated fair market value of unevaluated properties, such excess costs would be charged to current expense. No such write-downs were necessary in 1996 or 1995.

      OTHER PROPERTY AND EQUIPMENT

      Other property and equipment is recorded at cost and consists of furniture, fixtures, computer equipment and purchased software. Depreciation and amortization are provided over useful lives of three to five years.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      INCOME TAXES

      The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      The Company files a U.S. consolidated federal income tax return which reflects all entities included in the consolidated financial statements.

      CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      PRODUCTION IMBALANCES

      The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interest are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. At December 31, 1996 and 1995, the Company had a receivable due to gas sales less than its entitled share of $102,433 and $27,840, respectively. Such amounts are anticipated to be primarily settled with production in future periods.

      DEFERRED FINANCING COSTS

      The costs related to the issuance of debt are capitalized and amortized using the straight-line method over the terms of the related debt.

      INVESTMENT IN STRAND SE SHARE PARTNERS, LTD.

      In April 1996, the Company entered into a Joint Venture Program (the Program) with Strand Energy, L.C. (Strand) to participate in property acquisition/exploitation projects developed by Strand in West and South Texas. The Company will fund 10% of Strand's general and administrative expenses, subject to certain limitations, in exchange for an option to participate on a nonpromoted basis for at least 10% of all projects for a two-year period ending March 31, 1998. During the year ended December 31, 1996, the Company funded $36,051 of Strand's general and administrative expenses under the Program, which were capitalized to Oil and Gas Properties on the Company's balance sheet.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      On May 20, 1996, the Company executed an agreement with Dolomite Resources, Inc. (Dolomite) (an affiliate of Strand) whereby the Company, through one of its subsidiaries, agreed to participate with Strand, Dolomite and certain other third parties in the acquisition and development of the Southeast Share Waterflood Project, Ochiltree County, Texas. The Company, through its participation in the Program, will have a 40% interest in a limited partnership (Strand SE Share Partners, Ltd.) which will own a 50% general partner interest in a limited partnership (SE Share, L.P.) which will hold title to the property. Financing for a substantial portion of the project will be provided by an affiliate of EnCap Investments, L.C., which will be a Limited Partner in SE Share, L.P. The EnCap financing is secured by the Southeast Share Waterflood Project property and is nonrecourse to the Company. At December 31, 1996, the Company's investment in Strand SE Share Partners, Ltd. was $174,141, and is accounted for under the equity method of accounting.

      USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and oil and gas reserve information which affects the depletion calculation as well as the computation of the full cost ceiling limitation, to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      RECLASSIFICATIONS

      Certain reclassifications of prior period statements have been made to conform with current reporting practices.

(3)   SUPPLEMENTAL INFORMATION ON NONCASH
         INVESTING AND FINANCING ACTIVITIES
         INCLUDING RELATED PARTY TRANSACTIONS


      During April 1995, a stockholder released the Company from two notes totaling $590,000 plus accrued interest and returned 1,250 shares of common stock to the Company for payment of $260,000. Additional paid-in capital of $342,590, net of income taxes of $116,056, was recorded which included interest of approximately $12,590.

      On April 26, 1995, the Company entered into bonus agreements with its president and vice-president (the Management) whereby Shore agreed to pay to Management an amount equal to 5% each of all amounts of principal and/or interest paid on the stockholders' notes at the same time as any such payment on the stockholders' notes is made. Management shall not be entitled to any payments unless and until the Company makes a payment of principal and/or interest under any stockholders' notes.

      In 1995, the Company also issued to each its president and vice president 486 shares of Shore's common stock and 253,778 shares of the Company's Series A preferred stock. As a result, the Management members each hold 5% of the preferred stock and 5.95% of the common stock of Shore.



                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      During 1996, the Company purchased and retired 300 shares of its own common stock from a stockholder. The total purchase price of $50,000 was recorded as a reduction in common stock and additional paid-in capital.

                                                                             1996           1995
                                                                           ---------      -------
            Additional supplemental disclosures:
                Interest paid                                              $ 497,372      192,416
                                                                           =========      =======
                Income taxes paid                                          $ 558,690      406,619
                                                                           =========      =======

(4)   LONG-TERM DEBT

      In April 1995, the Company entered into a credit facility with Wells Fargo Bank, N.A. (the Bank). The Wells Fargo Credit Facility, dated April 27, 1995 is a $20,000,000 revolving credit commitment (the Commitment) extended for the purpose of financing producing property acquisitions. In an amendment to the Commitment dated November 15, 1996, the Company and the Bank made the following changes to the Commitment: the borrowing base under the Commitment was increased to $4,650,000, the interest payable date was changed to quarterly installments due on the last day of March, June, September and December, the bank granted a one time waiver allowing the repurchase of a stockholder stock (see note 3), and the bank granted a one time waiver allowing the Company to pay accrued interest as of December 31, 1996, totaling $291,893, on the stockholder notes payable (see note 5). The Commitment matures on April 1, 1998 and interest is payable at .75% over the Bank's prime rate (9% at December 31, 1996). Current maturities of the Wells Fargo Credit Facility at December 31, 1996 and 1995 amount to $-0- and $840,000, respectively.

      Collateral for the Wells Fargo Credit Facility consists of substantially all of Shore's oil and gas producing properties, including the properties acquired in the transaction discussed in note 9. Under the Wells Fargo Credit Facility, the Company is subject to certain financial covenants and restrictions on stockholders' note payments, dividends, additional debt financing and asset dispositions. The Company was in compliance with financial covenants at December 31, 1996.

      The aggregate amounts of long-term debt and stockholder notes payable (see note 5) maturing for the next two years are as follows:

                            1997                                $             --
                            1998                                       4,438,303
                                                                ----------------
                            Total                               $      4,438,303
                                                                ================



(5)   NOTES PAYABLE, STOCKHOLDERS

      During April 1995, the Company reached an agreement with a stockholder whereby the stockholder would release the Company from two notes totaling $590,000 plus accrued interest and return 1,250 shares of stock to the Company for payment of $260,000. The debt forgiveness was recorded as an increase to additional paid-in capital of $226,534, net of income taxes of $116,056, and included interest of approximately $12,590.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Effective December 1, 1994, the Company restructured stockholder notes of $6,901,303 through an exchange of preferred stock and issuance of new notes. Total stockholder debt of $4,568,000 was exchanged for 4,568,000 shares of $.01 par value preferred stock, for an exchange price of $1.00 per share. The preferred stockholders have no voting rights and dividends are paid at the sole discretion of the board of directors of the Company. In addition, the Company issued the stockholders new notes in the amount of $2,333,303. The due date of the notes was originally December 31, 1995 provided that the stockholders give the Company 60 days written notice that the notes will be called. If 60 days written notice is not given, the notes automatically renew and the due dates extend for one year. At December 31, 1996, this notice had not been given, and the notes extended to December 31, 1997. The interest rate on the notes is 6%. In connection with the Wells Fargo Credit Facility, the stockholders' notes (including accrued interest) cannot be repaid prior to the retirement of all obligations under the Wells Fargo Credit Facility; therefore, at December 31, 1996, the stockholder notes are classified as long-term.

(6)   INCOME TAXES

      Income tax expense for the years ended December 31, 1996 and 1995 consists of the following:


                                               1996          1995
                                            --------       -------
Federal:
      Current                               $360,219        20,271
      Deferred                               382,203            --
                                            --------       -------
                                             742,422        20,271
                                            --------       -------
State:
      Current                                 23,088       122,531
      Deferred                                56,207            --
                                            --------       -------
                                              79,295       122,531
                                            --------       -------
                 Total income tax expense   $821,717       142,802
                                            ========       =======

      For the year ended December 31, 1996, differences between income tax expense computed at the federal statutory rate of 34% and the effective tax rate for financial reporting purposes of 39% were attributable to tax depletion in excess of basis and state income taxes.

      For the year ended December 31, 1995, differences between income tax expense computed at the federal statutory rate of 34% and the effective rate for financial reporting purposes of 22%, were attributable to tax depletion in excess of basis, state income taxes and the change in the valuation allowance on deferred tax assets.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 1996 are presented below.

         Deferred tax liabilities:
              Oil and gas property and equipment, principally
                due to differences in depletion, depreciation
                and amortization and intangible drilling costs                                  $ 419,019
              Gas imbalances                                                                       10,858
              Other                                                                                 8,533
                                                                                                ---------
                      Total deferred tax liabilities                                            $ 438,410
                                                                                                =========

      The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 was a decrease of $-0- and $423,805, respectively.

(7)   COMMITMENTS AND CONTINGENCIES

      At December 31, 1996, future minimum rental payments for operating leases with noncancelable lease terms in excess of one year were as follows:


              1997                                                         $ 39,476
              1998                                                           20,035
              1999                                                            3,186
                                                                           --------
                         Total minimum lease payments                      $ 62,697
                                                                           ========

      Operating lease net rental expense was approximately $42,573 and $37,176 for the years ended December 31, 1996 and 1995, respectively.

(8)   OTHER RELATED PARTY TRANSACTIONS

      During 1995, the Company entered into participation agreements with three affiliates (the Company's president, vice president and an independent landman contractor) of the Company. Although no formal note documents exist, payment terms of the receivables related to the participation agreements mirror the terms of the Wells Fargo Credit Facility discussed in note 4. A receivable balance of $96,508 and $96,750 is recorded in accounts receivable-other representing the current portion at December 31, 1996 and 1995, respectively, and $76,468 and $161,527 is recorded in other assets representing the long-term portion at December 31, 1996 and 1995, respectively.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Effective December 31, 1996, Shore Exploration and Production Co. (SEPCO, a wholly-owned subsidiary of the Company), acting as general partner and with the approval of the limited partners, dissolved Paramount Exploration 1990, L.P. (the 1990 L.P.), which was carried as an equity investment on the Company's financial statements. In connection with the dissolution, the assets of the 1990 L.P. were sold to various third parties for total proceeds, net of adjustments and selling expenses, of approximately $401,000. Subsequent to the sale, and after payment of all liabilities, the remaining cash was distributed to the partners on December 23, 1996. The net distribution received by the Company in connection with the dissolution was $6,111, which was netted against the Company's investment in the 1990 L.P. The balance of the Company's remaining investment in the 1990 L.P., which totaled $17,489, was charged against Other Income on the Company's consolidated statement of operations. Prior to December 31, 1996, SEPCO held a 1% general partner interest in and directed the activities of the 1990 L.P. SEPCO's investment in the 1990 L.P. was accounted for under the equity method and was included in Other Assets on the Company's consolidated balance sheet.

(9)   PURCHASE AND SALE OF PROPERTIES AND
         RELATED TRANSACTIONS

      On April 28, 1995, effective July 1, 1994, the Company closed the purchase of working interests in certain producing properties in Louisiana and Mississippi for total consideration of $3,481,091. Financing for the acquisition was through the Wells Fargo Credit Facility (see note 4).

      On November 8, 1995, effective September 1, 1995, the Company closed the purchase of a 45% working interest in the East Lake Arthur Field, Jefferson Davis Parish, Louisiana for total consideration of $82,100. The acquisition was funded from the Company's existing cash reserves.

(10)  FUTURE OPERATIONS OF THE COMPANY

      Future activities of Shore will be concentrated on new growth oriented business activities; that growth is being accomplished by (1) pursuing producing property acquisitions with a focus on the Gulf Coast area, (2) managing the company's south Louisiana mineral acreage with a specific focus on generating 3-D seismic activity, (3) continuing to manage Shore's existing properties with an emphasis on additional development activities and high grading the reserve base through selected property sales, and (4) participation in selected moderate risk, lower cost exploration and development drilling.


                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)  CREDIT RISK

      The Company has a concentration of trade receivables due from major integrated and independent oil and gas companies, and to a lesser extent interstate pipeline companies. These concentrations of customers may affect the Company's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory, or other factors. Trade receivables are generally not collateralized; however, the Company analyzes customers' credit position prior to extending credit.

(12)  SUBSEQUENT EVENTS

      On June 30, 1997, the Company was acquired by a subsidiary of Middle Bay Oil Company, Inc. (Middle Bay) for a purchase price of $19.1 million. The $19.1 million purchase price was comprised of the following: 1,833,333 shares of Middle Bay Common Stock, with a fair value totaling approximately $12,976,000; 266,667 shares of Middle Bay Series B Preferred Stock, with a fair value of approximately $3,627,000; 388,833 shares of Middle Bay Series A Preferred Stock, with a fair value of approximately $2,333,000; and cash consideration totaling $200,000.

(13) SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED)

      The following is historical revenue and cost information relating to the Company's oil and gas operations located in Louisiana, Texas, Alabama, Arkansas, and Mississippi:

      Capitalized Costs Related to Oil and Gas Producing Activities

                                                 1996          1995
                                             ----------     ----------
Proved Properties                            $8,568,652     $8,119,592

Accumulated depreciation, depletion and
  amortization                               (4,866,740)    (3,876,438)
                                             ----------     ----------

Proved properties, net                       $3,701,912     $4,243,154
                                             ==========     ==========

      COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION AND DEVELOPMENT
         ACTIVITIES


                                                 1996          1995
                                             ----------     ----------
Acquisition                                  $       -      $3,028,517
Development                                     695,457        593,405
                                             ==========     ==========

Total                                        $  695,457     $3,621,922
                                             ==========     ==========



                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES

      The following schedule sets forth the revenues and expenses related to the production and sale of oil and gas. The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization allowances. The results of operations exclude general office overhead and interest expense attributable to oil and gas production.

                                          1996           1995
                                       ----------     ----------
Revenues                               $4,956,067     $3,066,692
Production Costs                        1,686,060      1,313,765
Depletion                                 990,306        794,431
                                       ----------     ----------
                                        2,279,701        958,496
Income tax expense                        775,098        325,889
                                       ----------     ----------
Results of operations from
producing activities                   $1,504,603     $  632,607
                                       ==========     ==========



      OIL AND GAS RESERVES

      The following table presents estimated volumes of proved and proved developed oil and gas reserves, prepared by independent reserve engineers, Ryder Scott Company and DeGolyer and MacNaughton, as of December 31, 1996 and 1995 and changes in proved reserves during the last two years, assuming continuation of economic conditions prevailing at the end of each year. Volumes for oil are stated in barrels, volumes for natural gas are stated in thousands of cubic feet (mcf), and volumes for natural gas liquids are included in oil volumes and stated in barrels. The weighted average prices at December 31, 1996 used for reserve report purposes are $24.03 and $3.99 for oil and gas reserves, respectively, which have subsequently declined.

      The Company emphasizes that the volumes of reserves shown below are estimates which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data. Those estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.


                                    1996                      1995
                            ----------------------    ----------------------
                               Oil          Gas          Oil        Gas
                            --------    ----------    --------    ----------
Proved Reserves:
Beginning of the year        797,822     2,282,434     542,783       882,187
Purchase of oil and gas
  reserves in place               --            --     283,861     1,281,000
Extensions, discoveries
  and other additions             --            --      43,383        38,000
Revisions of prior
  reserve estimates           27,385     2,625,687      55,846       598,277
Current production          (152,898)     (640,790)   (128,051)     (517,030)
                            --------    ----------    --------    ----------
End of the year              672,309     4,267,331     797,822     2,282,434
                            ========    ==========    ========    ==========
Proved developed reserves    637,189     1,740,806     797,822     2,282,434
                            ========    ==========    ========    ==========



                                                                    (Continued)

                       SHORE OIL COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      DISCOUNTED FUTURE NET CASH FLOWS

      Estimates of future net cash flows from proved oil and gas reserves were made in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." The following tables present the estimated future cash flows, and changes therein, from the Company's proved oil and gas reserves as of December 31, 1996 and 1995, assuming continuation of economic conditions prevailing at the end of each year.

      STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO
         PROVED OIL AND GAS RESERVES

                                                    1996             1995
                                                 ------------    ------------
Future cash inflows                                33,327,430    $ 18,422,613
Future development costs                           (1,121,420)       (245,494)
Future production costs                            (6,599,767)     (6,926,844)
Future production taxes                            (1,743,192)     (1,514,694)
                                                 ------------    ------------
Future net cash flows before
  income taxes                                     23,863,051       9,735,581
10% annual discount for estimated timing
  of cash flows                                    (5,965,988)     (2,272,283)
                                                 ------------    ------------
Discounted future net cash flows                   17,897,063       7,463,298
Future income taxes, net of 10%
  annualized discount                              (5,040,794)     (1,103,469)
                                                 ------------    ------------
Standardized measure of discounted future
  net cash flows                                 $ 12,856,269    $  6,359,829
                                                 ============    ============



      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
         RELATING TO PROVED OIL AND GAS RESERVES


                                                        1996                1995
                                                      -----------        -----------
Sales and transfers of oil and gas
  produced, net of production costs                   $(3,270,007)       $(1,752,927)
Net changes in prices and development
  and production costs                                  7,222,118            735,372
Acquisitions of oil and gas reserves
  in place, less related production costs                      --          3,997,502
Revisions of previous quantity estimates,
  less related production costs                         6,437,297            534,874
Extensions, discoveries and improved
  recovery, less related production costs                      --            527,152
Accretion of discount                                     746,330            289,295
Net change in income taxes                             (3,937,325)          (725,139)
Other                                                    (701,973)           239,082
                                                      -----------        -----------
Total change in standardized measure of
  discounted future net cash flows                    $ 6,496,440        $ 3,845,211
                                                      ===========        ===========

                       SHORE OIL COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                      June 30,            December 31,
                                                                       1997                 1996
ASSETS                                                            (Unaudited)
Current Assets:
  Cash and Cash Equivalents                                        $ 2,057,467           $ 1,272,047
  Accounts Receivable-  Oil and Gas                                    470,430               921,341
  Accounts Receivable-  Other                                          266,824               463,859
  Prepayments and Other                                                 48,984               178,038
                                                                   -----------           -----------
      Total Current Assets                                           2,843,705             2,835,285

Property and Equipment, at cost:
  Oil and Gas Properties (Full Cost Method)                          9,870,356             9,012,341
  Furniture,  Fixtures, and Other                                       38,576                38,576
  Less Accumulated Depletion, Depreciation, and Amortization        (5,442,603)           (4,895,226)
                                                                   -----------           -----------
      Net Property, Plant, and Equipment                             4,466,328             4,155,691

Investment in SE Share Partnership                                     183,141               174,141

Other Assets                                                            17,284               103,879
                                                                   -----------           -----------

      Total Assets                                                 $ 7,510,458           $ 7,268,996
                                                                   ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable                                                 $   403,761           $   620,201
  Interest Payable                                                        -                     -
  Other Payables                                                       138,843               253,620
  Taxes Payable                                                           -                     -
  Accrued Liabilities                                                   12,452               135,149
  Current Portion of Long-Term Debt                                       -                     -
                                                                   -----------           -----------
      Total Current Liabilities                                        555,056             1,008,970
Long-Term Debt:
  Wells Fargo Bank                                                   2,105,000             2,105,000
  Shareholders Notes                                                 2,333,303             2,333,303
                                                                   -----------           -----------
      Total Long-Term Debt                                           4,438,303             4,438,303

Deferred Taxes                                                         483,984               438,410

Stockholders' Equity:
  Common stock, $1.00 par value, 100,000 shares authorized,
    8,172 shares issued and outstanding at June 30, 1997
    and December 31, 1996                                                8,172                 8,172
  Preferred stock, $0.01 par value, 5,100,000 shares authorized,
    5,075,556 shares issued and outstanding                             50,756                50,756
  Additional Paid-In-Capital                                         9,172,362             9,172,362
  Accumulated Deficit-Prior Years                                   (7,847,977)           (9,113,987)
  Current Year Income                                                  649,802             1,266,010
                                                                   -----------           -----------
      Total Stockholders' Equity                                     2,033,115             1,383,313
                                                                   -----------           -----------
      Total Liabilities and Stockholders' Equity                   $ 7,510,458           $ 7,268,996
                                                                   ===========           ===========

See accompanying Notes to Financial Statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (Unaudited)

                                                        Six Months        Six Months
                                                          Ended             Ended
                                                         June 30,          June 30,
                                                          1997               1996
                                                      -----------        -----------
REVENUES:
  Oil and Gas Sales                                   $ 2,182,294        $ 2,256,774
  Lease Bonus and Delay Rental Income                     585,630            149,299
                                                      -----------        -----------
      Operating Revenues                                2,767,924          2,406,073

COSTS AND EXPENSES:
  Production Costs                                        779,652            809,264
  General and Administrative Expenses                     442,464            328,878
  Depreciation, Depletion, and Amortization               557,505            467,239
                                                      -----------        -----------
      Operating Costs and Expenses                      1,779,621          1,605,381

OTHER INCOME (EXPENSES):
  Interest Expense                                       (160,275)          (180,569)
  Interest and Other Income                                65,234            151,091
                                                      -----------        -----------
      Total Other Income (Expense)                        (95,041)           (29,478)

      Income (Loss) before Taxes                          893,262            771,214

Income Tax Expense:
  Current                                                 197,886            170,000
  Deferred                                                 45,574             47,611
                                                      -----------        -----------
                                                          243,460            217,611

      Net Income                                      $   649,802        $   553,603
                                                      ===========        ===========

See accompanying Notes to Financial Statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                      Three Months   Three Months
                                                          Ended        Ended
                                                         June 30,      June 30,
                                                          1997          1996
                                                      -----------    -----------
REVENUES:
  Oil and Gas Sales                                   $   937,224    $ 1,144,298
  Lease Bonus and Delay Rental Income                      75,130        149,299
                                                      -----------    -----------
      Operating Revenues                                1,012,354      1,293,597

COSTS AND EXPENSES:
  Production Costs                                        360,687        367,325
  General and Administrative Expenses                     243,274        146,542
  Depreciation, Depletion, and Amortization               280,056        243,678
                                                      -----------    -----------
      Operating Costs and Expenses                        884,017        757,545

OTHER INCOME (EXPENSES):
  Interest Expense                                        (81,505)       (88,152)
  Interest and Other Income                                38,583         96,271
                                                      -----------    -----------
      Total Other Income (Expense)                        (42,922)         8,119

      Income before Taxes                                  85,415        544,171

Income Tax Expense:
  Current                                                 136,866         78,000
  Deferred                                               (184,251)        17,560
                                                      -----------    -----------
                                                          (47,385)        95,560

      Net Income                                      $   132,800    $   448,611
                                                      ===========    ===========

See accompanying Notes to Financial Statements.

                       SHORE OIL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                                      Six Months       Six Months
                                                                        Ended             Ended
                                                                        June 30,         June 30,
                                                                         1997             1996
                                                                     -----------        ---------
Cash Flows Provided by (Used in) Operating Activities
    Net Income                                                       $   649,802        $ 553,604
    Adjustments to reconcile net income to net cash provided by
        (used in) operating activities:
            Depreciation, depletion, and amortization                    557,505          467,239
            Provision for deferred taxes                                  45,574             -
            Changes in assets and liabilities:
               Accounts receivable                                       647,946         (167,457)
               Prepayments and other                                     129,053          (30,157)
               Other assets                                               76,468           38,663
               Investment in SE Share Partnership                         (9,000)        (189,500)
               Accounts payable                                         (216,440)        (150,981)
               Taxes payable                                                -                -
               Other payables                                           (114,777)          91,833
               Accrued liabilities                                      (122,697)        (211,114)
               Interest on notes payable                                    -              68,923
                                                                     -----------        ---------
Net Cash Provided by (Used in) Operating Activities                    1,643,435          471,053

Cash Flows Provided by (Used in) Investing Activities:
    Net additions to oil and gas properties                             (908,915)        (228,436)
    Proceeds from sales of oil and gas properties                         50,900          132,412
                                                                     -----------        ---------
Net Cash Provided by (Used in) Investing Activities                     (858,015)         (96,024)

Cash Flows Provided by (Used In) Financing Activities:
    Repayments of bank loan                                                 -            (435,000)
                                                                     -----------        ---------
Net Cash Provided by (Used in) Financing Activities                         -            (435,000)

Net Increase (Decrease) in Cash and Cash Equivalents                     785,420          (59,971)
Cash and Cash Equivalents at Beginning of Period                       1,272,047          751,438
                                                                     -----------        ---------
Cash and Cash Equivalents at End of Period                           $ 2,057,467        $ 691,467
                                                                     ===========        =========



See accompanying Notes to Financial Statements.

                               SHORE ENERGY CORP.
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 1996 and 1997


Basis of Presentation

    In management's opinion, the accompanying financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1997 and 1996.

    An independent accountant has not audited the accompanying financial statements. Certain information and disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 1996.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The accompanying pro forma combined condensed financial statements (the "pro forma financial statements") assume the merger between Middle Bay Oil Company, Inc. and Shore Oil Company and subsidiaries (SHORE), (the "Merger") was accounted for using the purchase method of accounting. The pro forma financial statements are based on the historical financial statements of MBOC and SHORE. The pro forma financial statements are also based, in part, on the historical financial statements of NPC Energy Corp. (NPC), which merged into MBOC effective December 31, 1996 and was accounted for as a purchase (the "NPC Merger") and the historical financial statements of Bison Energy Corp (BEC), which merged into and exists as a wholly-owned subsidiary of MBOC effective February 28, 1997 and was accounted for as a purchase (the "BEC Merger"). Such historical financial statements for the NPC Merger are included in the 8-K/A Amendment No. 1 filed by MBOC on January 14, 1997. Such historical financial statements for the BEC Merger are included in the 8-K/A Amendment No. 1 filed by MBOC on April 25, 1997.

The Pro Forma Combined Condensed Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 have been prepared assuming the merger had been consummated on January 1, 1996.

The pro forma adjustments are based upon available financial information and assumptions that management of MBOC believe are reasonable. The pro forma financial statements do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or MBOC's financial position or results of operations for any future date or period. These pro forma financial statements and note thereto should be read in conjunction with the historical financial statements and notes thereto described above.

MIDDLE BAY OIL COMPANY, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Twelve months ended December 31, 1996

                                                                                            Pro Forma
                                                   MBOC          NPC        BISON           Adjustments
                                                Historical   Historical   Historical       for NPC Merger
                                               ---------------------------------------------------------
Revenues:
  Oil and gas sales                            $4,474,786   $ 1,456,121     2,128,573
  Gain on sale of properties                       37,815       103,995       (95,507)
  Overhead income                                                             545,124
  Management income                                                           176,000
  Lease bonus and delay rental income                -             -             -
  Other income                                    373,820        29,603       149,253
                                               ---------------------------------------------------------
                                                4,886,421     1,589,719     2,903,443
Costs and expenses:
  Lease operating and
    production taxes                            1,516,011       868,879       866,291
  Depletion, depreciation and amortization      1,462,196       161,000       159,733            212,925 (1)
  Abandonment expense                             428,598          -          100,862
  Interest expense                                504,945        54,488           242
  General and administrative                      694,300       172,132     1,025,775
                                               ---------------------------------------------------------
                                                4,606,050     1,256,499     2,152,903            212,925

Income (loss) before income taxes
  and investee earnings                           280,371       333,220       750,540           (212,925)

Provision for income taxes (benefit)               74,871        71,000       145,009            (68,300)(3)

Equity in net earnings of equity investees           -             -          213,044
                                               ---------------------------------------------------------

Net income (loss)                                 205,500       262,220       818,575           (144,625)
Preferred stock dividend                             -             -             -                80,000 (2)
                                               ---------------------------------------------------------
Net income (loss) applicable to common stock      205,500       262,220       818,575           (224,625)
                                               =========================================================

Income (loss) per share-Primary                $     0.15   $      0.33    $ 1,637.15
                                               =========================================================
Income (loss) per share-Fully diluted          $     0.15   $      0.33    $ 1,637.15
                                               =========================================================

Weighted average common shares outstanding
                                                                                                 562,000
   Primary                                      1,332,141       800,000           500           (800,000)(4)
                                               =========================================================

   Fully diluted                                1,358,662       800,000           500           (800,000)(4)
                                               =========================================================



                                                    Pro Forma
                                                   Adjustments       MDOC             SHORE         Adjustments      Pro Forma
                                                 for BISON Merger   Pro Forma       Historical    for the Merger     Combined
                                               --------------------------------------------------------------------------------
Revenues:
  Oil and gas sales                                              $ 8,059,480        4,956,067                       13,015,547
  Gain on sale of properties                                          46,303             -                              46,303
  Overhead income                                                    545,124             -                             545,124
  Management income                              (176,000)(10)          -                -                                -
  Lease bonus and delay rental income                                   -             666,237                          666,237
  Other income                                                       552,676          156,544                          709,220
                                               --------------------------------------------------------------------------------
                                                 (176,000)         9,203,583        5,778,848                       14,982,431
Costs and expenses:
  Lease operating and
    production taxes                                               3,251,181        1,686,060                        4,937,241
  Depletion, depreciation and amortization        848,600(5)       2,844,454        1,018,024     2,494,854 (11)     6,357,332
  Abandonment expense                                                529,460             -                             529,460
  Interest expense                                                   559,675          345,477      (139,998)(13)       765,154
  General and administrative                     (126,000)(10)     1,766,207          641,560                        2,407,767
                                               --------------------------------------------------------------------------------
                                                  722,600          8,950,977        3,691,121     2,354,856         14,996,954

Income (loss) before income taxes
  and investee earnings                          (898,600)           252,606        2,087,727    (2,354,856)           (14,523)

Provision for income taxes (benefit)             (331,328)(7)       (108,748)         821,717      (821,717)(14)      (108,748)

Equity in net earnings of equity investees       (213,044)(9)           -                -             -                  -
                                               --------------------------------------------------------------------------------

Net income (loss)                                (780,316)           361,354        1,266,010    (1,533,139)            94,225
Preferred stock dividend                          480,000(6)         560,000             -          186,664(12)        746,664
                                               --------------------------------------------------------------------------------
Net income (loss) applicable to common stock   (1,260,316)          (198,646)       1,266,010    (1,719,803)          (652,439)
                                               ================================================================================

Income (loss) per share-Primary                                  $     (0.08)      $     0.25                      $     (0.15)
                                               ================================================================================
Income (loss) per share-Fully diluted                            $     (0.08)      $     0.25                      $     (0.14)
                                               ================================================================================

Weighted average common shares outstanding        605,556                                        (5,075,556)
   Primary                                           (500)(8)      2,499,697        5,075,556     1,883,333(15)      4,383,030
                                               ================================================================================

                                                  605,556                                        (5,075,556)
   Fully diluted                                     (500)(8)      2,526,218        5,075,556     2,150,000(15)      4,676,218
                                               ================================================================================


See accompanying notes to pro forma combined condensed financial statements.

MIDDLE BAY OIL COMPANY, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
Six months ended June 30, 1997


                                                                           Pro Forma
                                                   MBOC        BISON       Adjustments       MBOC
                                                 Historical   Historical  for BISON Merger  Pro Forma
                                               --------------------------------------------------------
Revenues:
  Oil and gas sales                            $ 3,694,098     337,305                      $ 4,031,403
  Gain on sale of properties                         3,867      38,241                           42,108
  Overhead income                                  200,002      93,083                          293,085
  Management income                                   -         25,778       (25,778)(10)            (0)
  Lease bonus and delay rental income                 -           -                                -
  Other income                                      54,821      18,069                           72,890
                                               --------------------------------------------------------
                                                 3,952,788     512,476       (25,778)         4,439,486
Costs and expenses:
  Lease operating and
    production taxes                             1,516,683     153,115                        1,669,798
  Depletion, depreciation and amortization       1,054,817      24,109        83,976(5)       1,162,902
  Exploration expenses                             115,191        -                             115,191
  Abandonment expense                              235,719       1,805                          237,524
  Interest expense                                 259,743        -                             259,743
  General and administrative                       953,700     160,935       (21,000)(10)     1,093,635
                                               --------------------------------------------------------
                                                 4,135,853     339,964        62,976          4,538,793

Income (loss) before income taxes
  and investee earnings                           (183,065)    172,513       (88,754)           (99,307)

Provision for income taxes (benefit)                  -         58,654       (58,654)(7)             (0)

Equity in net earnings of equity investees            -         36,564       (36,564)(9)             (0)
                                               --------------------------------------------------------
Net income (loss)                                 (183,065)    150,422       (66,664)           (99,307)
Preferred stock dividend                           204,445        -           80,000(6)         284,445
                                               --------------------------------------------------------
Net income (loss) applicable to common stock      (387,510)    150,422      (146,664)          (383,752)
                                               ========================================================

Income (loss) per share-Primary                $     (0.17)                                 $     (0.17)
                                               ========================================================
Income (loss) per share-Fully Diluted          $     (0.17)                                 $     (0.17)
                                               ========================================================



Weighted average common shares outstanding

   Primary                                       2,321,088                                    2,321,088
                                               ========================================================

   Fully Diluted                                 2,321,088                                    2,321,088
                                               ========================================================



                                                                   Pro Forma
                                                   SHORE           Adjustments      Pro Forma
                                                 Historical      for the Merger     Combined
                                                ---------------------------------------------
Revenues:
  Oil and gas sales                             2,182,294                           6,213,697
  Gain on sale of properties                         -                                 42,108
  Overhead income                                    -                                293,085
  Management income                                  -                                     (0)
  Lease bonus and delay rental income             585,630                             585,630
  Other income                                     65,234                             138,124
                                                ---------------------------------------------
                                                2,833,158                --         7,272,644
Costs and expenses:
  Lease operating and
    production taxes                              779,652                           2,449,450
  Depletion, depreciation and amortization        557,505         1,079,025 (11)    2,799,432
  Exploration expenses                                  -                             115,191
  Abandonment expense                                   -                             237,524
  Interest expense                                160,275           (69,999)(13)      350,019
  General and administrative                      442,464                           1,536,099
                                               ----------------------------------------------
                                                1,939,896         1,009,025         7,487,714

Income (loss) before income taxes
  and investee earnings                           893,262        (1,009,025)         (215,070)

Provision for income taxes (benefit)              243,460          (243,460)(14)           (0)

Equity in net earnings of equity investees           -                                     (0)
                                               ----------------------------------------------

Net income (loss)                                 649,802          (765,565)         (215,069)
Preferred stock dividend                             -               93,332 (12)      377,777
                                               ----------------------------------------------
Net income (loss) applicable to common stock      649,802          (858,898)         (592,846)
                                               ==============================================

Income (loss) per share-Primary                $     0.13                         $     (0.14)
                                               ==============================================
Income (loss) per share-Fully Diluted          $     0.13                         $     (0.13)
                                               ==============================================



Weighted average common shares outstanding

                                                                 (5,075,556)
   Primary                                      5,075,556         1,883,333 (15)    4,204,421
                                               ==============================================

                                                                 (5,075,556)
   Fully Diluted                                5,075,556         2,150,000 (15)    4,471,088
                                               ==============================================

See accompanying notes to pro forma combined condensed financial statements.

                          MIDDLE BAY OIL COMPANY, INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

Note A- Pro Forma Adjustments for the NPC Merger

On December 18, 1996, MBOC and NPC entered into the Merger Agreement whereby NPC was merged into MBOC effective December 31, 1996. The merger was accounted for using the purchase method of accounting. In completing the merger, MBOC issued 562,000 shares of MBOC common stock and paid $1,226,400 in cash in exchange for all of the issued and outstanding NPC common stock.

  The merger was accounted for as a purchase of NPC by MBOC and as a result of the purchase method of accounting, MBOC's cost of acquiring NPC was allocated to the assets and liabilities acquired based on estimated fair values.

  MBOC incurred approximately $35,000 in legal and accounting expenses related to the merger. The direct costs of the merger was accrued and included as a cost of the merger.

  The accompanying Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the NPC Merger had occurred on January 1, 1996 and reflect the following adjustments:

       (1) To adjust depletion, depreciation and amortization to reflect MBOC's purchase price allocated to the property and equipment using the unit of production method utilized by MBOC.

       (2) To record the preferred stock dividends paid on the preferred stock issued for the cash portion of the purchase price.

       (3) To adjust the provision for income taxes for the change in financial taxable income as a result of the entries (1) and (2).

       (4) To reflect the issuance of 166,667 shares of Series A Preferred Stock and 562,000 shares of MBOC Common Stock. Pro forma net income (loss) per common share information is computed by dividing net income (loss), adjusted for the preferred stock dividend requirement of $80,000 for the year ended December 31, 1996 by the pro forma weighted average common and common equivalent shares outstanding. Shares issuable upon exercise of options and upon the conversion of preferred stock are included in the computations of the pro forma income per common and common equivalent share if the effect is dilutive.

                          MIDDLE BAY OIL COMPANY, INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

Note B-  Pro Forma Adjustments for the Merger

  On February 10, 1997, MBOC and BEC entered into the Merger Agreement whereby BEC was merged into and continues to exist as a wholly-owned subsidiary of MBOC, effective February 28, 1997. The merger was accounted for using the purchase method of accounting. In completing the merger, MBOC issued 605,556 shares of MBOC common stock and paid $6,654,114 in cash in exchange for all of the issued and outstanding BEC common stock.

  The merger was accounted for as a purchase of BEC by MBOC and as a result of the purchase method of accounting, MBOC's cost of acquiring BEC was allocated to the assets and liabilities acquired based on estimated fair values.

  MBOC incurred approximately $35,000 in legal and accounting expenses related to the merger and were included as a cost of the merger.

  The accompanying Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the BEC Merger had occurred on January 1, 1996 and reflect the following adjustments:

       (5) To adjust depletion, depreciation and amortization to reflect MBOC's purchase price allocated to the property and equipment using the unit of production method utilized by MBOC.

       (6) To record the preferred stock dividends paid on the preferred stock issued for the cash portion of the purchase price.

       (7) To adjust the provision for income taxes for the change in financial taxable income as a result of the entries (1) and (2).

       (8) To reflect the issuance of 1,000,000 shares of Series A Preferred Stock and 605,556 shares of MBOC Common Stock. Pro forma net income (loss) per common share information is computed by dividing net income (loss), adjusted for the preferred stock dividend requirement of $480,000 for the year ended December 31, 1996 by the pro forma weighted average common and common equivalent shares outstanding. Shares issuable upon exercise of options and upon the conversion of preferred stock are included in the computations of the pro forma income per common and common equivalent share if the effect is dilutive.

       (9) To remove equity in net earnings of equity investees that were not purchased and to remove BEC's share of NPC's net earnings.

        (10) To remove management income for accounting and administrative functions performed by BEC for other entities and for NPC. Management income for services performed for NPC amounted to $10,500 per month or $126,000 annually and is recorded on NPC's financial statements as general and administrative expenses. Subsequent to the Merger, BEC will no longer perform such accounting and administrative functions.


Note C-  Pro Forma Adjustments for the Merger

  On June 20, 1997, MBOC and SHORE entered into the Merger Agreement whereby SHORE was merged into and continues to exist as a wholly-owned subsidiary of MBOC, effective June 30, 1997. The merger was accounted for using the purchase method of accounting. In completing the merger, MBOC issued 1,883,333 shares of MBOC common stock, 266,667 shares of MBOC Series B convertible preferred stock and paid $200,000 in cash in exchange for all of the issued and outstanding SHORE common stock. MBOC also paid Shore's indebtedness to its shareholders of $2,333,303 and assumed bank debt of Shore amounting to $2,105,000.

  In connection with the merger with Shore Oil Company, effective June 30, 1997, the Company issued 266,667 shares of Series B Preferred Stock ("Series B"). The Series B is nonvoting and pays no dividends. The Series B has a liquidation value of $7.50 per share and is junior to the Series A Preferred. For a period of sixty-six months subsequent to June 30, 1997 any holder of the Series B may convert all or any portion of Series B shares into Company Common Stock ("Common") at a ratio of one share of Common for each Series B share or at any time on or after January 1, 1998, the holders may convert pursuant to the Alternative Conversion Method based on Cumulative Value. Upon expiration of the conversion period, unless the Company has given notice to redeem the Series B, all of the shares of Series B shall be automatically converted. In no event shall the aggregate total number of shares of Common into which the Series B are converted be less than 266,667 shares or exceed 1,333,333 shares, unless further increased for any anti-dilution provisions.

  The Alternative Conversion Method shall be computed as of December 31 of each year following the merger date of June 30, 1997, by determining the incremental amounts by which the Cumulative Value increases over the prior year's computation. Each incremental increase in the Cumulative Value, when computed, shall be divided by $8,000,000, with the resulting quotient (the "Alternative Conversion Factor") multiplied by 266,667 to determine the number of Series B shares which would be converted. The number of Common shares into which the Series B would be converted shall be determined by multiplying 1,066,666 times the then applicable Alternative Conversion Factor. The procedure shall be repeated as of each December 31, with the applicable number of Series B shares converted into Common shares. If on December 31 of any year during the conversion period the aggregate Cumulative Value equals or exceeds $10,000,000, then the remaining Series B shares will be convertible into a number of Common shares equal to 1,333,333 shares less the aggregate number of Common shares previously issued upon conversion.

  The Cumulative Value means the value attributable to the approximately 40,000 acres of mineral interest owned by Shore in Terrebone, LaFourche and

St. Mary Parishes, Louisiana (the "Louisiana Acreage"). The Cumulative Value shall initially be equal to $2,000,000 and shall not exceed $10,000,000. The Cumulative Value shall be recomputed on an incremental basis as of December 31 of each year following the merger date of June 30, 1997 based: (1) on values computed for newly-discovered, reworked or recompleted wells with a minimum of six months' production history; plus (2) lease bonus payments and delay rental payments, seismic option payments, seismic permit payments, any other payments and proceeds from the sale of properties or oil and gas interests on the Louisiana Acreage received by the Company during the evaluation period if such properties or oil and gas interests have not been previously included in the computation of Cumulative Value. The Cumulative Value shall be reduced on each recomputation date by the amount of any extraordinary claim or liability asserted against or paid by the Company and relating to the Louisiana Acreage during such evaluation period.

  In connection with the Shore Merger, MBOC purchased additional oil and gas interests in a separate agreement which are not reflected in the pro forma financial statements because the amounts are insignificant.

  The merger was accounted for as a purchase of SHORE by MBOC and as a result of the purchase method of accounting, MBOC's cost of acquiring SHORE will be allocated to the assets and liabilities acquired based on estimated fair values.

  MBOC incurred approximately $38,000 in legal and accounting expenses related to the merger and were included as a cost of the merger.

  The accompanying Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the Shore Merger had occurred on January 1, 1996 and reflect the following adjustments:

       (11) To adjust depletion, depreciation and amortization to reflect MBOC's purchase price allocated to the property and equipment using the unit of production method utilized by MBOC.

       (12) To record the preferred stock dividends paid on the preferred stock issued for the cash portion of the purchase price.

       (13) To record the reduction in interest expense on the debt retired.

       (14) To adjust the provision for income taxes for the change in financial taxable income as a result of the entries (11), (12) and (13).

       (15) To reflect the issuance of 388,884 shares of Series A Preferred Stock, 266,667 shares of Series B Preferred Stock and, 1,883,333 shares of MBOC Common Stock. Pro forma net income (loss) per common share information is computed by dividing net income (loss), adjusted for the preferred stock dividend requirement of $186,664 for the year ended December 31, 1996 and $93,332 for the six months ended June 30, 1997 by the pro forma weighted average common and common equivalent shares outstanding. Shares issuable upon exercise of options and upon the conversion of preferred stock are included in the computations of the pro forma income per common and common equivalent share if the effect is dilutive.

                                   SIGNATURES

    In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          MIDDLE BAY OIL COMPANY, INC.
                                  (Registrant)

    Date:  September 3, 1997            By: /s/ Frank C. Turner II
                                           -----------------------------
                                        Frank C. Turner II
                                        Vice President and
                                        Chief Financial Officer